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                                                                      EXHIBIT 12

INTERCEL, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHANGES

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                        ------------------------------------------------------------------------
                                        1996            1995            1994            1993                1992
                                        ----            ----            ----            ----                ----
                                                                (IN THOUSANDS, EXCEPT RATIO)
Earnings before income taxes and
  cumulative effect of change in
  accounting principle                  $(26,682)       $5,234          $3,412          $1,580            $ 152

Add(deduct):
    Fixed Changes                         44,125         1,809             753              60              141
    Interest capitalized(a)              (29,039)          -                -              -                 -
    Minority Interest                       (474)          -                -              -                 -
                                        --------        ------          ------          ------            -----
Earnings as adjusted                     (12,070)        7,043           4,165           1,640              293
                                        ========        ======          ======          ======            =====

Fixed Charges:
    Interest expense                      12,864         1,657             635              46              131
    Capitalized interest                  29,039           -                -              -                 -
    Debt issuance costs                    1,251           -                -              -                 -
    Capitalized debt issuance costs          -             -                -              -                 -
    Rent expense (1/3 of total)              971          152              118              14               10
                                        --------        ------          ------          ------            -----
                                          44,125         1,809             753              60              141
                                        ========        ======          ======          ======            =====
Ratio of earnings to fixed changes           -  (a)        3.9             5.5            27.3              2.1
                                        ========        ======          ======          ======            =====

(a) For the year ended December 31, 1996, earnings were insufficient to cover fixed charges by $56,195.